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Exhibit 3.1

ARBOR REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

        Arbor Realty Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

        FIRST: Under a power contained in Section 6.3 of Article VI of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by duly authorized resolutions, reclassified and designated (a) 5,000,000 authorized but unissued shares of Special Voting Preferred Stock, $0.01 par value per share, as previously classified by the Articles Supplementary accepted for record by the SDAT on July 1, 2003 and (b) 20,000,000 shares of Preferred Stock (as defined in the Charter) without further classification or designation, as 25,000,000 shares (the "Shares") of Special Voting Preferred Stock, $.01 par value per share, with the voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth as follows, which upon any restatement of the Charter shall be made part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof.

1.     Designation and Amount.

        The shares of such class shall be designated as "Special Voting Preferred Stock" and the number of shares constituting such class shall be 25,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and filing of articles supplementary in accordance with the Maryland General Corporation Law stating that such increase or decrease has been so authorized; provided, however, that no decrease shall reduce the number of shares of Special Voting Preferred Stock to a number less than the number of shares of Special Voting Preferred Stock then outstanding.

2.     Definitions.

        For purposes of the Special Voting Preferred Stock, the following terms shall have the meanings indicated:

        "Adjustment Factor" shall have the meaning assigned to such term in the Partnership Agreement and initially shall be one.

        "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

        "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Special Voting Preferred Stock.

        "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Corporation.

        "Operating Partnership" shall mean Arbor Realty Limited Partnership, a Delaware limited partnership, and any successor thereof.

        "Pairing Agreement" shall mean the Pairing Agreement, to be dated on or about July 13, 2016, by and among the Corporation, Arbor Commercial Mortgage, LLC, a New York limited liability company, and the Operating Partnership, as may be amended from time to time.

        "Partnership Agreement" shall mean the Agreement of Limited Partnership of the Operating Partnership, as the same may be amended from time to time.

        "Partnership Common Units" shall have the meaning set forth in the Partnership Agreement.

        "Person" shall mean an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

        "Preferred Stock" shall mean the Preferred Stock, $.01 par value per share, of the Corporation.

        "UPREIT Combination Transaction" shall mean any consolidation, merger, combination or other transaction consummated by the Corporation in connection with which the holders of Partnership Common Units will either (i) continue to hold Partnership Common Units or (ii) will have their Partnership Common Units converted or changed into or exchanged for partnership interests and/or other securities of another operating partnership in an UPREIT structure.

3.     Dividends and Distributions.

        Except as set forth in Section 7 hereof, the holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other stock of the Corporation.

4.     Voting Rights.

        With respect to all matters submitted to a vote of the stockholders of the Corporation, each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Factor in effect on the record date for determining the holders of stock of the Corporation entitled to vote on such matter. The holders of shares of Special Voting Preferred Stock shall vote collectively with the holders of shares of Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as expressly set forth in Section 9 hereof, the holders of shares of Special Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, conversion, liquidation or the like. The holders of the Special Voting Preferred Stock shall have the exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Special Voting Preferred Stock.

5.     Pairing.

        The Corporation shall not issue or agree to issue any shares of Special Voting Preferred Stock to any Person unless effective provision has been made for the simultaneous issuance by the Operating Partnership to the same Person of the same number of Partnership Common Units, and for the pairing of such shares of Special Voting Preferred Stock and Partnership Common Units in accordance with the Pairing Agreement. Until the limitation on transfer provided for in Section 1 of the Pairing Agreement shall be terminated in accordance with the terms of the Pairing Agreement:

        (a)   No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, except in accordance with the provisions of the Pairing Agreement.

        (b)   A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein and in the Pairing Agreement.

6.     Reacquired Shares.

        Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled automatically, shall cease to be outstanding and shall become authorized but unissued shares of Special Voting Preferred Stock, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares (except as provided in Section 8 hereof). Any shares of Special Voting Preferred Stock that are cancelled in accordance with the preceding sentence may be reissued or reclassified by the Corporation in accordance with the applicable provisions of the Charter.

7.     Liquidation, Dissolution or Winding Up.

        In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Special Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the Corporation shall pay to the holders of shares of Special Voting Preferred Stock $.01 per share of Special Voting Preferred Stock. For the purposes of this Section 7, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

8.     Cancellation and Redemption.

        (a)   In the event that the Operating Partnership is party to any consolidation, merger, combination or other transaction, other than in connection with an UPREIT Combination Transaction, pursuant to which the Partnership Common Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property, then in any such case the shares of Special Voting Preferred Stock shall be concurrently redeemed by the Corporation, out of assets legally available therefor from the distribution received by the Corporation pursuant to Section 4.a of the Pairing Agreement, at a redemption price payable in cash equal to $.01 per share of Special Voting Preferred Stock, shall be cancelled automatically and cease to be outstanding and shall become authorized but unissued shares of Special Voting Preferred Stock as contemplated by Section 6 above, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required).

        (b)   If at any time any Qualifying Person (as defined in the Partnership Agreement) elects to have redeemed, pursuant to Section 8.6 of the Partnership Agreement, any Partnership Common Unit that is paired with a share of Special Voting Preferred Stock and such Partnership Common Unit is redeemed by the Operating Partnership under Section 8.6.A of the Partnership Agreement, then concurrently with the redemption by the Operating Partnership of any such Partnership Common Units in accordance with the terms and conditions of the Partnership Agreement, the shares of Special Voting Preferred Stock paired with the Partnership Common Units being so redeemed shall be concurrently redeemed by the Corporation, out of assets legally available therefor from the distribution received by the Corporation pursuant to Section 4.a of the Pairing Agreement, at a redemption price payable in cash equal to $.01 per share of Special Voting Preferred Stock, shall be cancelled automatically and cease to be outstanding and shall become authorized but unissued shares of Special Voting Preferred Stock as contemplated by Section 6 above, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required).

        (c)   If at any time any Qualifying Person elects to have redeemed, pursuant to Section 8.6 of the Partnership Agreement, any Partnership Common Unit that is paired with a share of Special Voting Preferred Stock and the Corporation exercises its rights under Section 8.6.B of the Partnership Agreement to acquire any or all of such Partnership Common Units in exchange for shares of Common Stock, then concurrently with the acquisition by the Corporation of any such Partnership Common Units in exchange for shares of Common Stock in accordance with the terms and conditions of the Partnership Agreement, the shares of Special Voting Preferred Stock paired with the Partnership Common Units being so acquired shall be concurrently redeemed by the Corporation, out of assets legally available therefor from the distribution received by the Corporation pursuant to Section 4.a of the Pairing Agreement, at a redemption price payable in cash equal to $.01 per share of Special Voting

Preferred Stock, shall be cancelled automatically and cease to be outstanding and shall become authorized but unissued shares of Special Voting Preferred Stock as contemplated by Section 6 above, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required).

9.     Amendments and Mergers.

        The Charter shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Special Voting Preferred Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Special Voting Preferred Stock, voting separately as a class; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any equity securities of the Corporation shall not be deemed to materially and adversely affect the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Special Voting Preferred Stock. The holders of the Special Voting Preferred Stock shall have no rights to vote on any amendment to the provisions of the Charter which do not materially and adversely affect the Special Voting Preferred Stock.

        The Corporation shall not consummate any UPREIT Combination Transaction without the affirmative vote of the holders of at least a majority of the outstanding shares of Special Voting Preferred Stock, voting separately as a class, unless (i) the Corporation is the surviving entity, or (ii) in connection with any UPREIT Combination Transaction in which the Corporation is not the surviving entity if, as result of the merger or consolidation, the holders of Special Voting Preferred Stock receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of the Special Voting Preferred Stock.

10.   Fractional Shares.

        Special Voting Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional share, to exercise voting rights and to have the benefit of all other rights of holders of Special Voting Preferred Stock.

        SECOND: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 13th day of July, 2016.

ATTEST:		ARBOR REALTY TRUST, INC.
/s/ JOHN J. BISHAR, JR.		By:	/s/ PAUL ELENIO (SEAL)
Name:	John J. Bishar, Jr.		Name:	Paul Elenio
Title:	Secretary		Title:	Chief Financial Officer

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  Exhibit 3.1
ARBOR REALTY TRUST, INC. ARTICLES SUPPLEMENTARY